UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2015
ZOE'S KITCHEN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36411 (Commission File Number)	51-0653504 (I.R.S. Employer Identification No.)

5760 State Highway 121, Suite 250
Plano, Texas 75024
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 436-8765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, Zoe’s Kitchen, Inc. (the “Company”) announced the appointment of Sunil M. Doshi as Chief Financial Officer of the Company, effective as of October 6, 2015.
Prior to joining Zoës Kitchen, from February 2012 until September 2015, Mr. Doshi served in various capacities at Fossil Group Inc., including as Senior Vice President and Chief Financial Officer of Fossil Americas and as Senior Vice President Finance for Corporate Brand Management. From 1999 to January 2012, Mr. Doshi served in various capacities at L Brands Inc., including as Vice President Financial Planning and Analysis of Mast Global, and as Vice President, Retail Finance of Bath & Body Works. Mr. Doshi, age 43, received his Master’s Degree in 1998 from the Booth School of Business at the University of Chicago, and his Bachelor’s Degree in 1994 from The Ohio State University.
Mr. Doshi will receive an annual salary of $360,000, and will be eligible to receive a bonus in the amount of 50% of his base salary. This bonus will be prorated based on his start date and will be based on the Company’s performance in accordance with its bonus plan. Mr. Doshi will receive a signing bonus in the amount of $100,000 payable within 30 days of commencement of employment with the Company. Mr. Doshi will receive a biweekly car allowance in the amount of $645, and will be entitled to receive vacation, health and other benefits available to the Company employees generally.
Subject to the approval of the Compensation Committee of the Board, and effective upon Mr. Doshi’s commencement of employment with the Company, he will receive stock options issued under the Company’s 2014 Equity Incentive Plan to purchase 42,000 shares of the Company’s common stock, which options are exercisable in equal amounts over four (4) years from the grant date and have a term of 10 years. These options shall have an exercise price equal to the closing price of the Company’s common stock on the commencement date of Mr. Doshi’s employment with the Company.
In connection with his appointment, the Company and Mr. Doshi entered into a severance agreement, effective upon Mr. Doshi’s employment start date. Pursuant to this agreement, in the event of a termination of employment by the Company without cause or for good reason, Mr. Doshi shall receive his base salary for twelve (12) months, continued coverage under the Company's group health plan for twelve (12) months, a prorated annual bonus amount (based on actual performance), and earned and unpaid base salary, accrued and unused vacation time and reimbursement for unreimbursed business expenses incurred through such date of termination. The Company’s obligation to provide these termination benefits to Mr. Doshi are subject to his execution without revocation of a valid release and Mr. Doshi’s compliance with certain post termination covenants. A copy of the agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Agreement is a summary, is not complete and is qualified in its entirety by reference to the text of the Agreement.
There are no arrangements or understandings between Mr. Doshi and any other person pursuant to which he was appointed to his position, and Mr. Doshi is not related to any executive officer or director of the Company. Mr. Doshi has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Item 7.01     Regulation FD Disclosure. On September 28, 2015, the Company issued a press release announcing Mr. Doshi’s appointment. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this item, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
10.1	Severance Agreement by and between the Company and Sunil Doshi.
99.1	Zoe's Kitchen, Inc. Press Release dated September 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOE'S KITCHEN, INC.

Date: September 28, 2015

By:	/s/ James Besch
Name: James Besch
Title: Principal Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Severance Agreement by and between the Company and Sunil Doshi.
99.1	Zoe's Kitchen, Inc. Press Release dated September 28, 2015.